Exhibit 99.1

InnovAge Strengthens Board with Appointment of New Independent Director

DENVER, Aug. 14, 2023 (GLOBE NEWSWIRE) – InnovAge Holding Corp. (“InnovAge”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced the appointment of Teresa Sparks to its Board of Directors, effective immediately.

Sparks joins InnovAge’s Board as Sean Traynor of Welsh, Carson, Anderson & Stowe steps down. The InnovAge team and Board thank Mr. Traynor for his service.

“Teresa’s diverse experience across multiple sectors, including in financial services, life sciences, specialty pharmacy, healthcare services, and technology, is a huge asset and complement to our Board,” said Chairman Jim Carlson. “We are thrilled to have her on our team.”

“We are excited to welcome Teresa to the InnovAge Board,” said Patrick Blair, President and CEO. “Teresa has spent decades working with large public and private companies that operate in highly regulated, healthcare-focused industries. We believe her experience will be incredibly valuable to our mission and goals as an organization.”

“InnovAge has the most incredible mission serving, supporting, and empowering the most vulnerable seniors in communities around country,” said Sparks. “I am eager to bring a culmination of my life’s work and experience to the table and proud to join this dedicated team, committed to serving people who truly need our help.”

Sparks serves on the Board of ATI Physical Therapy, providing research-based rehabilitation services and Harrow Health, engaged in the development of ophthalmic pharmaceutical products. She also serves as a board member and advisor to privately held, innovative healthcare companies; including Valtruis with a focus on advancing value-based care.

She previously served as the Executive Vice President and Chief Financial Officer for Envision, a leading provider of physician-led and post-acute care services, where she helped transform and modernize the company’s infrastructure. Prior to Envision, she was the interim Chief Financial Officer at Brookdale Senior Living, and prior to that, she served as Executive Vice President and Chief Financial Officer of Surgery Partners, which acquired Symbion where she served in various positions, including Senior Vice President and Chief Financial Officer. Sparks began her career as an auditor at Deloitte.

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care its participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers, and government payors — “win.” As of March 31, 2023, InnovAge served approximately 6,310 participants across 17 centers in five states. https://www.innovage.com/.

Investor Contact:

Ryan Kubota

rkubota@innovage.com

Media Contact:

Lara Hazenfield

lhazenfield@innovage.com